                                                                   EXHIBIT 21

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
(as of October 31, 2011)

Name	Percentage Ownership

Holjeron Corporation	100.0

IDL Worldwide, Inc.	100.0

Innovative Picking Technologies, Inc.	100.0

InTouch by Design, Inc.	100.0

Kenuohua Matthews Electronic (Beijing) Company, Ltd.	60.0

Matthews Canada Ltd.	100.0

Matthews Holding Company (U.K.) Ltd.	100.0
The InTouch Group plc	100.0
Furnace Construction Cremators Limited	80.0

Matthews Industries	100.0
Matthews Bronze Pty. Ltd.	100.0
C. Morello, Pty. Ltd.	100.0

Matthews International Holdings (Europe) B.V.	100.0
Matthews International Netherlands B.V.	100.0
Kroma Baski Oncesi Hazirlik Sistemier Sanaji ve Tricarct Amonin Sirketi	61.5
Matthews International Europe GmbH & Co. KG	100.0
S+T Reprotechnick GmbH	100.0
Reproservice Eurodigital GmbH	100.0
Repro Busek Druckvorstufentechnick GmbH & Co. KG	100.0
Rudolf Reproflex	100.0
IDL GmbH	100.0
Klischeewerkstatt Scholler GmbH	100.0
Tact Group Limited	80.0
Reproflex Vietnam Limited Company	60.0
Matthews International Holding Company GmbH	100.0
Saueressig GmbH & Co. KG	100.0
APEX Cylinders Ltd.	61.0
Saueressig ooo	100.0
Saueressig Design Studio GmbH	70.0
Saueressig Flexo GmbH &Co. KG	100.0
Saueressig Polska Sp. z.o.o.	100.0

Matthews International S.p.A.	100.0
Caggiati Espana S.A.	100.0
Caggiati France SARL	100.0
Gem Matthews International s.r.l.	80.0
Rottenecker-Caggiati GmbH	82.0

Matthews Packaging Graphics Asia Pte. Ltd.	100.0

Matthews Resources, Inc.	100.0

Matthews Swedot AB	100.0
Matthews Kodiersysteme GmbH	100.0

The York Group, Inc.	100.0
Milso Industries Corporation	100.0
York Casket Development Company, Inc.	100.0

Venetian Investment Corporation	100.0